Compensation Contract for Land-use Right Assignment (Expropriation)

Party A: People’s Government of Shatian, Dongguan
Legal representative: Chen Zhiming

Party B: Longyi Technology (Shenzhen) Co., Ltd.
Legal representative: Bo Shengfu

Whereas, Party A agrees to assign the land-use right to Party B for valuable consideration, therefore, the Contract is made by and between the Parties through sufficient negotiation in equal and reciprocal principles in accordance with the Contract Law of the People’s Republic of China and other pertinent laws and regulations, as well as local policies regarding land expropriation.

Article 1 Target Land

1.1	Brief Introduction

Party A agrees to assign Party B the land located at Suifengnian Village, Shatian, Dongguan, Guangdong and covering about 52,163 square meters (78.245 mu) (hereinafter referred to as the Land) for valuable consideration. Such details as scope and area for the Land shall be subject to the description on the State-owned Land Use Right Certificate which shall be applied based on the red-line map confirmed by the Parties.

1.2	Use period

The use period shall be subject to the duration as mentioned in the Land Use Right Certificate which shall be issued by the Administration of State-owned Lands. Within the usage term as defined in the Land Use Right Certificate, Party B shall have the right to transfer, tenant, mortgage and inherit the land-use right and any buildings may have on the land.

1.3	Land use

1.3.1
The Land shall be used for industrial purpose. If Party B desires to use for any other purpose, it shall submit an application to Party A and local government, and go through the alteration procedures with the Planning Bureau and the Administration of State-owned Lands at its own cost.

1.3.2
Party B shall be responsible for the planning, design, construction and any expense may incur therefore concerning the Land. The activities as mentioned above must comply with the requirements of Shatian People’s Government for overall planning and the national regulations on architecture, environment protection, fire control and security.

1.4	Land expropriation compensations, land administration fee, comprehensive service fee and payment items

1.4.1
It is agreed that the land expropriation compensations shall be RMB330 per square meter (taxes not included), covering expropriation compensations, staffing costs, green seeding compensations, costs for three connections and one leveling and other charges for the State-owned Land Use Right Certificate (the certificate holder shall be Dongguan Shatian Foreign Economic Development Corporation). Total amount of the compensations shall be RMB17,213,790 (seventeen million two hundred and thirteen thousand seven hundred and ninety yuan only).

1.4.2
Party B shall make the initial payment (or the down payment) to Party A within 30 days beginning at the date of the Contract, namely, RMB3,442,758 (three million four hundred and forty-two thousand seven hundred and fifty-eight yuan only).

1.4.3	Party B shall pay Party A RMB5,164,137 (five million one hundred and sixty-four thousand one hundred and thirty-seven yuan only) within two months beginning at the date of the Contract.

1.4.4
The remaining, RMB8,606,895 (eight million six hundred and six thousand eight hundred and ninety-five yuan only), shall be paid off within 10 days after Party A obtains the State-owned Land Use Right Certificate for the Land hereunder Party A shall notices Party B immediately after the obtaining of the Certificate as indicated above. Party A shall hand over the State-owned Land Use Right Certificate to Party B with the payment concurrently.

1.4.5
Both party agreed that, Party B shall pay Party A the land administration fee, starting to accrue at the date of the Contract, RMB5 per square meter per year which is RMB260,815 (two hundred and sixty thousand eight hundred and fifteen yuan only) every year. The land administration fee shall be increased by 10% every five years after the Contract is signed. The yearly land administration fee shall be paid by two payments within a year,, Party B is required to make first payment for the fee of the first six months to Party A prior to May 30 and prior to November 30 for the fee of the rest six months every year.

1.4.6	Both party agreed that, beginning at January 1, 2008, Party B shall pay Party B the comprehensive service fee RMB500 thousand (taxes not included) per year, to be paid in June of the year.

1.4.7
Party A shall issue the revenue receipt (taxes not included) to Party B after receiving the land expropriation compensations, the land administration fee and the comprehensive service fee from Party B. If Party B requests tax receipt from Party A, Party B shall be responsible for relevant taxes, which shall be paid to Party A prior to issue of the receipt.

1.4.8	Party B shall make payment to Party A by check or by T/T at Party A’s domicile.

1.5	Handling of Land-use Right Certificate

The State-owned Land Use Right Certificate as to the Land hereunder shall be applied for the beneficiary of Dongguan Shatian Foreign Economic Development Corporation, and the costs incurred therefore shall be paid by Party A. After the date of the Contract, Party B shall be liable for any and all expenses regarding the transfer of the State-owned Land Use Right Certificate for the Land hereunder to Party B. If Party B requests for alteration of the name of the constructor for the project concerning the Land, it shall make relevant payment for alteration.

1.6	Land Delivery

Party A shall hand over the Land to Party B within one month after the date of the Contract.

Article 2 Party A’s Responsibilities

2.1 Party A shall have the right to supervise the properly usage of the land by Party B pursuant to the Contract provided, however, that such supervision may not interrupt Party B’s normal operation during the usage term

2.2 Party A shall protect Party B’s rights with respect the usage, benefit from and disposal of the Land hereunder, and ensure such rights not to be claimed or restricted by any third party.

2.3 Party A shall after the date of the Contract assist with Party B in completing the procedures for commencement of and application for construction on the Land, and the costs incurred shall be paid by Party B.

2.4 Party A shall help Party B properly deal with the security affairs concerning the enterprise and its staff, coordinate the relationships between Party B and local government, authorities and villagers, and support Party B’s normal and lawful operation and management.

2.5 Party A shall handle the procedures for the State-owned Land Use Right Certificate as to the Land hereunder, except for deferment due to reasons not attributable to Party A. In case of such circumstances, Party B may not refuse to and/or delay fulfill of any of its obligations hereunder with such reasons.

Article 3 Party B’s Responsibilities

3.1 Party B shall pay the land expropriation compensations, the land administration fee, down payment and the comprehensive service fee to Party A on schedule.

3.2 Party B shall ensure that it will develop 50% or more of the Land within one year after the Land is delivered; otherwise, Party A shall have the right to charge against Party B for the idle plots at RMB3 per square meter per month.

3.3 Party B shall within 30 days after the Land is delivered submit Party A the general layout plan for the project site in order to issue the site option opinions and the copy of the business license of the company with respect to the project.

3.4 Party B shall cooperate with Party A, actively providing all necessary materials for pre-examination, planning, project registration and handling of the State-owned Land Use Right Certificate concerning the Land hereunder.

3.5 In order to accelerate the development of Linhai Industry Park, Party B shall submit the development plan concerning the Land hereunder to Party A within 3 months after Party A delivers the Land, and commence to develop the Land within 6 months after the delivery; otherwise, Party A shall have the right to take back the Land hereunder.

3.6 Party B is prohibited from setting up stores and other commercial buildings within the scope of the red line.

3.7 If Party B need construct new workshops for business extension, Party A will assign the lands within Linhai Industry Park provided that Party B shall rent the buildings covering at least 60 thousand square meters (for workshops and dormitories) from Party A. In such case the Parties shall negotiate about tenancy conditions. Otherwise, Party A will not make assignment to Party B.

Article 4 Default Liability

4.1 If Party A fails to deliver the Land to Party B on schedule, Party A shall pay the late fee to Party B at the daily interest date of 3‰ of the land expropriation compensations. In case the delinquency is more than 3 months, Article 4.3 hereof shall apply.

4.2 If Party B cannot procure the State-owned Land Use Right Certificate due to reasons attributable to Party A after Party B has provided necessary materials and documents, Party A shall assume the default liability pursuant to Article 4.4 hereof.

4.3 If Party B fails to make payment due and payable on schedule, it shall pay Party A the late fee at the daily interest date of 3‰ of the outstanding amount. In case the delinquency (including down payment, land expropriation compensations, land administration fee and comprehensive service fee hereunder) is more than 3 months, Party A shall have the right to take back the Land hereunder and all buildings on the ground without compensations; in addition, Party B shall pay Party A the liquidated damages and compensate for economic losses arising pursuant to Article 4.4 hereof. The payments from Party B shall be refunded after deducting the late fee, liquidated damages and actual economic losses to be paid by Party B pursuant to the Contract.

4.4 Unless otherwise stipulated herein, either party’s breach of any other clauses hereof shall entitle the other party to charge liquidated damages at 20% of the land expropriation compensations as mentioned herein, or to deal with according to down payment rules. If the down payment or the liquidated damages are insufficient to make up the actual economic losses to the non-breaching party, the breaching party is required to make further compensation.

Article 5 Force Majeure

5.1 For the purpose of the Contract, Force Majeure includes natural disasters and amendments to national policies, laws and regulations.

5.2 Either party who delays in performing the Contract or cannot perform its obligations hereunder as a result of force majeure may be exempted from all or part of liabilities according to specific impacts thereupon, provided that the affected party must take all necessary measures to minimize losses arising. In addition, the affected party shall within 30 days thereafter inform the other party and provide relevant evidence documents and a report stating that the Contract cannot be performed partly or completely and that deferment is necessary.

Article 6 Dispute Settlement

Any and all disputes arising from conduction of the Contract shall be settled through negotiation in equal and reciprocal principles; where negotiation fails, it is agreed to subject to the judgment of the People’s Court where Party A is located.

Article 7 Miscellaneous

7.1 The Contract shall be part of the legal documents signed between Party B and the administration for state-owned land, and have equal force with such documents.

7.2 Any and all matters uncovered herein may be specified in a supplemental agreement which shall have equal force with the Contract.

7.3 The Contract shall be in five copies with equal force, one of which is to be kept by either party hereto, Dongguan Shatian Foreign Economic Development Corporation, Dongguan Shatian Finance Sub-branch and Dongguan Shatian Asset Management Company.

Party A: People’s Government of Shatian, Dongguan
Representative: Chen Zhiming

Party B: Longyi Technology (Shenzhen) Co., Ltd.
Representative:

Signed at: Shatian, Dongguan
Signed on September 20, 2007